EXHIBIT 99.3


                                FAIRNESS OPINION



May 19, 1998




Super 8 Motels III, LTD
c/o The Famous Host Companies
2030 J Street
Sacramento, California  95814

Attn: Mr. Philip Grotewohl


Dear Mr. Grotewohl:

Pursuant to your request, we have analyzed the proposed transaction whereby Tiburon Capital Corporation would acquire the following two hotels which are owned by Super 8 Motels III, LTD:

                                    Super 8 Motel
                                    901 Real Road
                                    Bakersfield, California

                                    Super 8 Motel
                                    294 East Hospitality Lane
                                    San Bernardino, California

As we understand it, Tiburon Capital Corporation would acquire these properties on an all cash basis for a total consideration of $2,900,000. Based on our analysis of the above two hotel properties, we are of the opinion that the proposed transaction is fair and equitable from a financial standpoint to the limited partners of the Partnership.

Mr. Philip Grotewohl                     2                         May 19, 1998
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If you  have  any  questions  on the  foregoing,  or if I can be of any  further assistance, please don't hesitate to contact me directly.

                                 Very truly yours,

                                 PKF Consulting



                                 -------------------------------
                                 Thomas E. Callahan, CPA, CRE, MAI
                                 Executive Vice President


TEC/klk